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INTUIT INC.                                                        EXHIBIT 11.01
COMPUTATION OF NET LOSS PER SHARE
(In thousands, except per share amounts; unaudited)
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

                                                                 THREE MONTHS ENDED OCTOBER 31,
                                                                       1996        1997
                                                                    --------      --------
Primary and Fully Diluted
Computation of common and common equivalent shares outstanding:
  Weighted average common shares outstanding                          46,049        47,085
  Equivalent shares issuable upon exercise of options (1)                 --            --
                                                                    --------      --------

Shares used in computing per share amounts                            46,049        47,085
                                                                    ========      ========

Net loss                                                            $(28,304)     $(12,759)
                                                                    ========      ========

Net loss per share                                                  $  (0.61)     $  (0.27)
                                                                    ========      ========


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(1) Dilutive shares are not included in periods with a net loss.

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